November 16, 2020

Mr. John Price

RE: Offer of Employment Dear John Price:

We are pleased to provide compensation and benefit information that will confirm our employment offer to you with Assure Holding's Corp (Assure). This confidential written offer letter contains an overview of both company and employee paid benefits.

ANTICIPATED HIRE DATE: JOB TITLE:

ANNUAL SALARY:

STOCK OPTIONS:

INCENTIVE BONUS:

INCENTIVE STOCK OPTIONS:

PAID TIME OFF:

HOLIDAYS:

OTHER BENEFITS:

November 30, 2020

Vice President of Finance, becoming CFO by December 31, 2020

$240,000 per year, equally divided into 24 pay periods, less applicable taxes and withholdings, and paid semi-monthly.

You will be granted 250,000 stock options within 30 days after your start date. Options vest in a manner consistent with the employee stock option plan.

You will be eligible to earn an annual discretionary bonus up to $60,000 based upon mutually agreed to goals around Sl and NASDAQ uplisting.

You will be eligible to earn additional incentive stock options on an annual basis starting in 2021.

Paid Time Off (PTO) to accrue at 5 hours per pay period for a total of three

(3) weeks annually.

You are eligible to take the following eight (8) holidays off with pay during your employment: New Year's Day, Memorial Day, 4th of July/Independence Day, Labor Day, Thanksgiving Day, Christmas Eve, Christmas Day, and New Year's Eve.

On the first of the month following hire, you will become eligible for medical, dental and vision benefits. You will be eligible to participate in Assure's 401K plan after 6 months of continuous service with the company. The company will match 100% of the first 6% of the pay you contribute.

4600 S. Ulster Street, STE 1225 Denver, CO 80237

(720) 287 - 3093

SEVERANCE:Probationary period of sixty (60) days is required. On its successful completion, the employee will be entitled to three (3) months of severance if terminated without cause plus one (I) month for each additional year of service.

Occasionally, due to the nature of our projects and the need to develop business and create/maintain those business relationships, work on certain holidays may be required. If you are required to work Christmas Eve or New Year's Eve, you will be given a floating holiday.

These benefits will be reviewed during your orientation with Rachel Ego, our HR Representative; however, if you have any questions, please do not hesitate to contact her at your convenience. Her email address is rego@oasispeo.com.

By accepting this offer, you are representing to Assure that you are not subject to any agreements with your current or former employers that would prevent you from accepting this position or performing the duties outlined herein.

During your employment, you may have access to trade secrets and confidential business information belonging to Assure. By accepting this offer of employment, you acknowledge that you must keep this information strictly confidential, and refrain from using it for your own purposes or from disclosing it to anyone outside the Company. In addition, you agree to, upon termination of your employment, immediately return to the Company all of its property, equipment, and documents including electronically stored information.

The implementation of this Agreement carries with it the continuing requirement that you make prompt disclosure of any facts that involve a conflict of interest and avoid disclosure of, or improper use of, Confidential Information. Adherence to this Covenant is a significant factor relating to continued employment and should not be treated casually. Any violation of this Covenant is grounds for dismissal and could cause action to be taken to collect damages for breach of the conflict of interest or confidentiality.

You, the Employee, and Assure expressly agree that the covenants and agreements contained in this Agreement are separate, severable, and divisible, and in the event any portion or portions of such paragraphs are declared invalid or unenforceable, the validity of the remaining paragraphs of this Agreement will not be affected. If any provision contained herein shall for any reason be held excessively broad or unreasonable as to time, territory, or interest to be protected, the court is hereby empowered and requested to construe said provision by narrowing it, so as to make it reasonable and enforceable to the extent provided under applicable law. Further, the parties agree that Assure's waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement.

John, we look forward to receiving a favorable response to the employment offer outlined within and to working with you in the near future. If you have specific questions, please feel free to contact me at (604)763-7565.

hn A. Farlinger

Executive Chairman & CEO Assure Holdings Corp.

(Signature page to follow.)

(720) 287 - 3093

Employee Acknowledgement:

I have read and accept the terms listed in the above agreement.

Signature

John Price

Printed Name

11/17/2020

Date

(720) 287 - 3093